Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS SECOND QUARTER 2026 RESULTS
Company establishes structural cost reduction targets, further refines transformational pillars

SUGAR LAND, TX – August 10, 2026 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating, and mechanical services, today reported its financial results for the quarter ended June 30, 2026. The Company also provided guidance for the full year 2026.

Second Quarter 2026 Highlights:

•Reported revenue of $228.7 million, compared to $248.0 million in the second quarter of 2025.
•Generated gross margin of $54.4 million, compared to $68.1 million in the second quarter of 2025.
•Reported a net loss of $6.8 million, compared to a net loss of $4.3 million in the prior-year period.
•Delivered Adjusted EBITDA1 of $12.8 million (5.6% of consolidated revenue), compared to $24.5 million (9.9% of consolidated revenue) in the second quarter of 2025.
•Reduced Adjusted Selling, General and Administrative Expense¹ by $2.1 million, or 4.5%, to $44.7 million from the prior year period.
•Provided guidance for the full year 2026, which includes substantive increases at the midpoint of approximately 4%, 8% and 16% in revenues, gross margin and Adjusted EBITDA1, respectively, over 2025 results.

1 See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

“In the second quarter, we continued to advance the key pillars of TEAM’s operational and commercial transformation as we position the business for stronger, more consistent performance and sustainable long-term value creation,” said Gary L. Hill, TEAM’s Chief Executive Officer. “Over the past several months, we have strengthened the leadership team, advanced initiatives on the ground to improve operational efficiency and execution, and continued to broaden our commercial focus. Alongside these actions, we are sharpening our commercial focus and extending our specialized capabilities into a more diversified set of high-value industrial end markets. Together we expect these steps to improve our margins, support stronger performance in the second half, and strengthen TEAM's underlying earnings power and cash flow generation over time. These actions are building a stronger foundation for profitable growth and improved cash generation.”

Hill continued, “Second-quarter results reflected the deferral of planned turnaround and maintenance activity across our core oil and gas, and petrochemicals markets, down 51% year-to-date through June as customers extended operating runs to capitalize on favorable crack spreads and margins. Further, we faced interim weakness in our business centered geographically in the Middle East, which was more directly impacted by the ongoing conflict. While TEAM’s overall revenue base remained resilient, particularly in our Inspection and Heat-Treating segment, where we have seen encouraging growth from other markets, the lower overall level of turnaround activity resulted in a less favorable mix of sales, temporarily pressuring margins and Adjusted EBITDA. We expect a portion of this deferred Mechanical Services activity to begin returning during the second half of 2026, although the precise timing remains dependent on customer operating decisions. While creating top-line softness in the short term, we believe this dynamic will actually create additional strength and tailwinds to both segments in subsequent quarters.”

Hill concluded, “In the meantime, we remain focused on the areas within our control. We have established a clear goal for our structural cost improvement program in full-year 2026 which we expect to range between $8 – $15 million, with a goal of $20 – $35 million at full annual run-rate. Further, we continue to advance commercial and productivity initiatives across the organization, which we believe will flow through to structurally stronger margins, and profitability. Together with the expansion of our leading capabilities into a more diversified set of high-value industrial end markets, these actions are intended to support improved performance through the second half and strengthen TEAM’s underlying earnings power and cash-flow generation over time.”

Financial Results

Second quarter revenue was $228.7 million, compared to $248.0 million in the prior-year period, reflecting revenue changes of 6.7% in the United States, 21.4% in Canada and 4.1% in our other international markets. Second quarter consolidated gross margin was $54.4 million, or 23.8% of revenue.

Selling, general and administrative expenses for the second quarter were $46.8 million, decreased by $3.8 million or 7.6% from the second quarter of 2025. Adjusted Selling, General, and Administrative Expense, which excludes expenses not representative of TEAM’s ongoing operations such as non-recurring professional, legal, financing and severance expenses, and non-cash expenses such as share-based compensation expense, decreased by $2.1 million, or 4.5%, to $44.7 million compared to the prior-year period.

Operating income was $2.2 million, compared to $12.1 million in the second quarter of 2025. Net loss was $6.8 million, compared to the net loss of $4.3 million in the prior-year period. Net loss attributable to common shareholders, which includes dividends and accretion related to the preferred shares, totaled $9.8 million, or $2.15 per share as compared to a net loss of $4.3 million, or $0.95 per share, in the second quarter of 2025. Adjusted EBITDA, a non-GAAP measure, was $12.8 million (5.6% of consolidated revenue), compared to $24.5 million (9.9% of consolidated revenue) in the prior-year quarter.

Adjusted net loss, Adjusted EBIT, Adjusted EBITDA and Adjusted Selling, General and Administrative Expense are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the three months ended June 30, 2026 and 2025 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Favorable (Unfavorable)
	2026	2025	$	%
Revenues[1]
IHT	$131,283	$138,222	$(6,939)	(5.0)%
MS	97,395	109,804	(12,409)	(11.3)%
	$228,678	$248,026	$(19,348)	(7.8)%

Operating income (loss)[1]
IHT	$13,334	$17,965	$(4,631)	(25.8)%
MS	2,307	7,952	(5,645)	(71.0)%
Corporate and shared support services	(13,468)	(13,814)	346	2.5%
	$2,173	$12,103	$(9,930)	(82.0)%

1 During the current period, Emission Control Services were reclassified from the MS segment to the IHT segment to better align with how management evaluates performance. Prior period segment information (revenues, operating, and depreciation and amortization expense) was recast to reflect this change, which did not impact the Company’s consolidated revenue or adjusted EBITDA. For the three months ended June 30, 2025, this resulted in a decrease of $7.8 million in revenue and $2.2 million in operating income for the MS segment, with corresponding increases in the IHT segment.

Revenues. IHT revenues decreased by $6.9 million, or 5.0%, compared to the prior-year quarter. This decrease was largely attributable to a $5.0 million drop in the U.S. and a $2.6 million reduction in Canada, both due to reduced turnaround activities in those regions. This was partially offset by an increase of approximately $0.7 million in other international markets. MS revenues also decreased by $12.4 million, or 11.3%, compared to the prior year period, reflecting lower turnaround and project activities across all operating regions.

Operating income (loss). In the second quarter of 2026, IHT reported operating income of $13.3 million, down from $18.0 million in the prior-year period, with the decline primarily reflecting unfavorable project mix impacting margins as well as increased benefits costs. MS operating income was $2.3 million, compared to $8.0 million in the prior-year period, primarily due to reduced activity levels across the segment’s operating regions. The decrease in operating income was further driven by unfavorable project mix, impacting margins and higher benefit costs. Corporate and shared support services costs were lower by $0.3 million, or 2.5%, driven by lower legal and professional services costs, partially offset by higher personnel costs including severance charges, and increased non-cash share-based compensation costs in the current period. In aggregate, consolidated operating income declined by $9.9 million, driven by the combination of factors outlined above.

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the six months ended June 30, 2026 and 2025 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Six Months Ended June 30,		Favorable (Unfavorable)
	2026	2025	$	%
Revenues[1]
IHT	$254,674	$251,843	$2,831	1.1%
MS	189,060	194,838	(5,778)	(3.0)%
	$443,734	$446,681	$(2,947)	(0.7)%

Operating income (loss)[1]
IHT	$24,251	$28,696	$(4,445)	(15.5)%
MS	819	4,803	(3,984)	(82.9)%
Corporate and shared support services	(26,268)	(27,399)	1,131	4.1%
	$(1,198)	$6,100	$(7,298)	(119.6)%

1 During the current period, Emission Control Services were reclassified from the MS segment to the IHT segment to better align with how management evaluates performance. Prior period segment information (revenues, operating, and depreciation and amortization expense) was recast to reflect this change, which did not impact the Company’s consolidated revenue or adjusted EBITDA. For the six months ended June 30, 2025, this resulted in a decrease of $15.2 million in revenue and $4.2 million in operating income for the MS segment, with corresponding increases in the IHT segment.

Revenues. IHT revenues increased by $2.8 million, or 1.1%, relative to the prior-year period, driven by growth of $1.4 million, or 0.7%, improvement in the U.S. due to stronger turnaround services and capital project activities experienced in the first quarter. Additionally, other international markets contributed a $1.8 million, or 30.0%, increase. These increases were partially offset by a $0.4 million decrease in Canada. MS revenues decreased by $5.8 million, or 3.0%, compared to the same prior-year period, driven primarily by a slowdown in turnaround and project activities across the segment’s operating regions.

Operating income (loss). IHT’s 2026 operating income totaled $24.3 million, compared to $28.7 million in the prior-year period, reflecting a decrease of $4.4 million, or 15.5%, in comparison to the prior year period, driven by unfavorable project mix, impacting margins and higher benefit costs. MS operating income was $0.8 million, compared to $4.8 million in the same prior-year period, largely reflecting the impact of reduced revenue across the segment, as well as unfavorable project mix impacting margins and higher benefit costs. Corporate and shared support services costs declined by $1.1 million, or 4.1%, primarily due to lower legal and professional services costs, partially offset by higher personnel costs including severance charges and increased non-cash share-based compensation costs in the current period. As a result, these factors resulted in the Company reporting a consolidated operating loss of $1.2 million for the period.

Balance Sheet and Liquidity

At June 30, 2026, the Company had total liquidity of $51.2 million, including $22.3 million of cash and cash equivalents (excluding $3.7 million of restricted cash) and $28.9 million of available capacity under the ABL Credit Facility.

The Company’s total debt as of June 30, 2026 was $326.3 million as compared to $297.2 million as of fiscal year end 2025. The increase is primarily due to the higher net borrowings under our ABL credit facility. The Company’s net debt (total debt less cash and cash equivalents, including restricted cash of $3.7 million), a non-GAAP financial measure, was $300.3 million at June 30, 2026.

2026 Outlook

For fiscal year 2026, the Company has provided the following operating and cash flow guidance:

•Total Company Revenue of $920 million to $945 million, an increase of approximately 4% at the midpoint of guidance compared to 2025;
•Gross Margin of between $240 million and $260 million, an increase of approximately 8% at the midpoint of guidance compared to 2025;
•Adjusted EBITDA of between $68 million and $73 million, an increase of approximately 16% at the midpoint of guidance compared to 2025;
•Capital expenditures of between $13 million to $14 million;
•Structural cost improvements of $8 million to $15 million;
◦Full program goals of $20 million to $35 million at full annual run rate.

Clinton Roeder, Chief Financial Officer commented, “Our year-to-date results have remained resilient in the face of the transient softness to our top-line, driven by the deferred turnaround and maintenance activity in our core markets. While we expect to recapture these revenues in subsequent quarters, the associated timing remains hard to accurately predict. We are balancing the impact of the softer top-line with our structural cost improvement program to protect underlying profitability. Further, we are sharpening our commercial focus and extending our specialized capabilities into a more diversified set of high-value industrial end markets. Combined, these initiatives are expected to drive $8 million to $15 million of improvement, and $20 million to $35 million at full annual run-rate. We are maintaining our full year 2026 guidance, but are expecting results to come in towards the bottom half of our established guidance ranges until there is increased visibility on deferred turnaround and maintenance activity.”

Conference Call

As previously announced, the Company will hold a conference call to discuss its second quarter 2026 financial and operating results on Tuesday, August 11, 2026, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Interested parties in the United States may participate toll-free by dialing (877) 270-2148. Interested parties internationally may dial (412) 902-6510. Participants should ask to join “TEAM, Inc. Second Quarter 2026 Conference Call.” This call will also be webcast on TEAM’s website at www.teaminc.com. An audio replay will be available on the Company’s website following the call.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary inspection, heat-treating, and mechanical services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers’ most critical assets. Through locations in 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial and growth prospects and strategy, including the implementation of cost-saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others: the Company’s ability to generate sufficient cash from operations, access its credit facilities, or maintain its compliance with covenants under its credit agreements, and its preferred stock certificate of designation; negative market conditions, including domestic and global inflationary pressures, the impact of changes in global trade policies and tariffs, and future economic uncertainties, particularly in industries in which the Company is heavily dependent; the Company’s liquidity and ability to obtain additional financing; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; the Company’s ability to maintain compliance with the New York Stock Exchange continued listing requirements and rules, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost-saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Alpha IR Group
Nick Teves or Joseph Caminiti
(312) 445-2870

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Revenues	$228,678	$248,026	$443,734	$446,681
Operating expenses	171,288	176,825	333,200	325,112
Depreciation and amortization	2,994	3,112	5,983	6,214
Gross margin	54,396	68,089	104,551	115,355
Selling, general, and administrative expenses	46,751	50,571	94,813	98,540
Depreciation and amortization	5,472	5,415	10,936	10,715
Operating income (loss)	2,173	12,103	(1,198)	6,100
Interest expense, net	(9,280)	(11,896)	(18,162)	(23,332)
Loss on debt extinguishment	—	—	—	(11,853)
Other income (expense), net	193	(3,490)	1,118	(3,694)
Loss before income taxes	(6,914)	(3,283)	(18,242)	(32,779)
Benefit (provision) for income taxes	102	(983)	97	(1,205)
Net loss	$(6,812)	$(4,266)	(18,145)	(33,984)
Dividend and accretion to redemption value on redeemable preferred stock	(3,006)	—	(5,880)	—
Net loss attributable to common shareholders	$(9,818)	$(4,266)	$(24,025)	$(33,984)

Loss per common share:
Basic and diluted	$(2.15)	$(0.95)	$(5.26)	$(7.56)

Weighted-average number of shares outstanding:
Basic and diluted	4,571	4,494	4,565	4,494

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2026	2025
	(unaudited)

Cash and cash equivalents	$25,984	$18,145

Other current assets	265,199	248,260

Property, plant, and equipment, net	106,495	110,628

Other non-current assets	101,083	108,420

Total assets	$498,761	$485,453

Current portion of long-term debt and finance lease obligations	$4,070	$3,858

Other current liabilities	122,886	116,197

Long-term debt and finance lease obligations	322,201	293,343

Other non-current liabilities	41,467	44,585

Redeemable preferred stock	57,838	51,951

Stockholders’ equity (deficit)	(49,701)	(24,481)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$498,761	$485,453

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Cash flows from operating activities:
Net loss	$(6,812)	$(4,266)	$(18,145)	$(33,984)
Depreciation and amortization	8,466	8,527	16,919	16,929
Loss on debt extinguishment	—	—	—	11,853
Amortization of debt issuance costs, debt discounts and deferred financing costs	1,132	1,219	2,284	2,608
Deferred income taxes	(820)	(360)	(1,616)	(851)
Non-cash compensation cost	312	366	1,266	313
Working capital and other	(1,598)	(8,830)	(9,123)	(28,873)
Net cash provided by (used in) operating activities	680	(3,344)	(8,415)	(32,005)

Cash flows from investing activities:
Capital expenditures	(3,982)	(2,910)	(6,406)	(4,316)
Proceeds from disposal of assets	17	—	31	—
Net cash used in investing activities	(3,965)	(2,910)	(6,375)	(4,316)

Cash flows from financing activities:
Net borrowings under ABL Credit Facility	17,500	12,000	24,700	19,982
Payments under Corre DDTL	—	—	—	(35,700)
Payments under Corre Uptiered Loan	—	—	—	(55,894)
Borrowings (payments) under First Lien Term Loan	(437)	(438)	(875)	174,562
Payments under ME/RE Loans	—	—	—	(23,427)
Payments under Corre Incremental Term Loans	—	—	—	(48,015)
Payments for debt issuance costs	—	(846)	—	(8,899)
Other	(576)	(743)	(1,101)	(1,448)
Net cash provided by financing activities	16,487	9,973	22,724	21,161

Effect of exchange rate changes	(57)	187	(95)	324
Net change in cash and cash equivalents	$13,145	$3,906	$7,839	$(14,836)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues[1]
IHT	$131,283	$138,222	$254,674	$251,843
MS	97,395	109,804	189,060	194,838
	$228,678	$248,026	$443,734	$446,681

Operating income (loss)[1]
IHT	$13,334	$17,965	$24,251	$28,696
MS	2,307	7,952	819	4,803
Corporate and shared support services	(13,468)	(13,814)	(26,268)	(27,399)
	$2,173	$12,103	$(1,198)	$6,100

Segment Adjusted EBIT[1,2]
IHT	$13,724	$18,777	$25,695	$29,623
MS	2,407	8,516	1,165	5,701
Corporate and shared support services	(12,143)	(11,715)	(24,568)	(22,785)
	$3,988	$15,578	$2,292	$12,539

Segment Adjusted EBITDA[1,2]
IHT	$17,120	$21,675	$32,407	$35,337
MS	6,120	12,801	8,675	14,257
Corporate and shared support services	(10,474)	(10,005)	(20,605)	(19,813)
	$12,766	$24,471	$20,477	$29,781

___________________
1    As noted within the Segments results above, revenues, operating, and depreciation and amortization expense attributable to Emission Control Services were reclassified from the MS segment to the IHT segment.
2    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures, which are derived from consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), free cash flow and net debt to supplement financial information presented on a GAAP basis.

The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, (gain) loss on debt extinguishment, certain severance charges, non-routine write off of assets, and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss), as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, pension credit, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes depreciation, amortization and non-cash share-based compensation costs from consolidated Adjusted EBIT. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes depreciation, amortization, and non-cash share-based compensation costs from segment Adjusted EBIT. Adjusted Selling, General and Administrative Expense is defined to exclude non-routine legal costs and settlements, non-routine professional fees, certain severance charges, certain other items that we believe are not indicative of core operating activities and non-cash compensation. Free Cash Flow is defined as net cash provided by (used in) operating activities minus capital expenditures paid in cash. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.

Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our Segment Adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker (Chief Executive Officer) to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.

Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Adjusted Net Loss:
Net loss	$(6,812)	$(4,266)	$(18,145)	$(33,984)
Professional fees and other[1]	686	2,301	2,292	4,308
Write-off of assets	167	—	167	45
Legal costs and litigation reserves (refunds)	—	799	(1,560)	1,289
Severance charges[2]	1,129	375	2,758	842
Loss on debt extinguishment	—	—	—	11,853
Tax impact of adjustments and other net tax items	(88)	(90)	(134)	(103)
Adjusted Net Loss	$(4,918)	$(881)	$(14,622)	$(15,750)
Dividend and accretion to redemption value on redeemable preferred stock	(3,006)	—	(5,880)	—
Adjusted Net Loss attributable to common shareholders	$(7,924)	$(881)	$(20,502)	$(15,750)
Adjusted Net Loss per common share:
Basic and Diluted	$(1.73)	$(0.20)	$(4.49)	$(3.50)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(6,812)	$(4,266)	$(18,145)	$(33,984)
(Benefit) provision for income taxes	(102)	983	(97)	1,205
Loss (gain) on equipment sale	9	—	(4)	5
Interest expense, net	9,280	11,896	18,162	23,332
Professional fees and other[1]	686	2,301	2,292	4,308
Write-off of assets	167	—	167	45
Legal costs and litigation reserves (refunds)	—	799	(1,560)	1,289
Severance charges[2]	1,129	375	2,758	842
Foreign currency loss (gain)	(373)	3,544	(1,290)	3,749
Pension cost (credit)[3]	4	(54)	9	(105)
Loss on debt extinguishment	—	—	—	11,853
Consolidated Adjusted EBIT	3,988	15,578	2,292	12,539
Depreciation and amortization	8,466	8,527	16,919	16,929
Non-cash share-based compensation cost	312	366	1,266	313
Consolidated Adjusted EBITDA	$12,766	$24,471	$20,477	$29,781

Free Cash Flow:
Cash provided by (used in) operating activities	$680	$(3,344)	$(8,415)	$(32,005)
Capital expenditures	(3,982)	(2,910)	(6,406)	(4,316)
Free Cash Flow	$(3,302)	$(6,254)	$(14,821)	$(36,321)
____________________________________
1    For the three and six months ended June 30, 2026, professional fees and other included $0.7 million and $2.3 million, respectively, related to executive search and third party support costs. For the three and six months ended June 30, 2025, professional fees and other included $2.3 million and $3.0 million, respectively, related to executive search and third party support costs, and for the six months ended June 30, 2025, professional fees and other included $1.3 million related to debt financing.
2 For the three and six months ended June 30, 2026, severance charges included $0.6 million and $2.1 million related to customary severance costs associated with executive departures.
3 Represents pension cost (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Segment Adjusted EBIT and Adjusted EBITDA:

IHT[4]
Operating income	$13,334	$17,965	$24,251	$28,696
Professional fees and other[1]	—	750	1,054	750
Severance charges	390	62	390	177
Adjusted EBIT	13,724	18,777	25,695	29,623
Depreciation and amortization	3,396	2,898	6,712	5,714
Adjusted EBITDA	$17,120	$21,675	$32,407	$35,337

MS4
Operating income	$2,307	$7,952	$819	$4,803
Professional fees and other[1]	—	—	69	—
Legal costs and litigation reserves	—	251	—	251
Severance charges	100	313	277	647
Adjusted EBIT	2,407	8,516	1,165	5,701
Depreciation and amortization	3,713	4,285	7,510	8,556
Adjusted EBITDA	$6,120	$12,801	$8,675	$14,257

Corporate and shared support services
Net loss	$(22,453)	$(30,183)	$(43,215)	$(67,483)
(Benefit) provision for income taxes	(102)	983	(97)	1,205
Loss (gain) on equipment sale	9	—	(4)	5
Interest expense, net	9,280	11,896	18,162	23,332
Foreign currency loss (gain)	(373)	3,544	(1,290)	3,749
Professional fees and other[1]	686	1,551	1,169	3,558
Write-off of assets	167	—	167	45
Legal costs and litigation reserves (refunds)	—	548	(1,560)	1,038
Severance charges[2]	639	—	2,091	18
Pension cost (credit)[3]	4	(54)	9	(105)
Loss on debt extinguishment	—	—	—	11,853
Adjusted EBIT	(12,143)	(11,715)	(24,568)	(22,785)
Depreciation and amortization	1,357	1,344	2,697	2,659
Non-cash share-based compensation cost	312	366	1,266	313
Adjusted EBITDA	$(10,474)	$(10,005)	$(20,605)	$(19,813)

Consolidated Adjusted EBITDA	$12,766	$24,471	$20,477	$29,781
___________________
1    For the three and six months ended June 30, 2026, professional fees and other included $0.7 million and $2.3 million, respectively, related to executive search and third party support costs. For the three and six months ended June 30, 2025, professional fees and other included $2.3 million and $3.0 million, respectively, related to executive search and third party support costs, and for the six months ended June 30, 2025, professional fees and other included $1.3 million related to debt financing.
2 For the three and six months ended June 30, 2026, severance charges included $0.6 million and $2.1 million related to customary severance costs associated with executive departures.
3    Represents pension cost (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the amount of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date.
4 As noted within the Segments results above, revenues, operating, and depreciation and amortization expense attributable to Emission Control Services were reclassified from the MS segment to the IHT segment.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands except percentage)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Selling, general, and administrative expenses	$46,751	$50,571	$94,813	$98,540
Less:
Non-cash share-based compensation costs	312	366	1,266	313
Professional fees and other[1]	686	2,301	2,292	4,308
Legal costs and litigation reserves (refunds)	—	799	(1,560)	1,289
Severance charges included in SG&A expenses[2]	1,062	288	2,619	710
Total non-cash/non-recurring items	2,060	3,754	4,617	6,620
Adjusted Selling, General and Administrative Expense	$44,691	$46,817	$90,196	$91,920
As percentage of revenue	19.5%	18.9%	20.3%	20.6%
___________________
1 For the three and six months ended June 30, 2026, professional fees and other included $0.7 million and $2.3 million, respectively, related to executive search and third party support costs. For the three and six months ended June 30, 2025, professional fees and other included $2.3 million and $3.0 million, respectively, related to executive search and third party support costs, and for the six months ended June 30, 2025, professional fees and other included $1.3 million related to debt financing.
2 For the three and six months ended June 30, 2026, severance charges included $0.6 million and $2.1 million related to customary severance costs associated with executive departures.